ALPS VARIABLE INVESTMENT TRUST 485BPOS

Exhibit (e)(i)

DISTRIBUTION AGREEMENT

THIS AGREEMENT (the “Agreement”) is made as of April 16, 2018, between ALPS Variable Investment Trust, a Delaware statutory trust (the “Trust”), and ALPS Portfolio Solutions Distributor, Inc., a Colorado corporation (“ALPS”).

WHEREAS, the Trust is an investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), presently consisting of one or more portfolios (each a “Fund” and collectively the “Funds”);

WHEREAS, ALPS is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended, and a member of the Financial Industry Regulatory Authority, Inc.;

WHEREAS, the Trust and ALPS are parties to a distribution agreement, as amended, attached hereto as Exhibit 1 (“Prior Distribution Agreement”);

WHEREAS, on January 11, 2018, DST Systems, Inc. (“DST”), the ultimate parent company of ALPS (as of that date), announced that it had entered into a definitive agreement under which SS&C Technologies Holdings, Inc. (“SS&C”) will acquire all of the outstanding common stock of DST (the “Transaction”);

WHEREAS, upon completion of the Transaction, SS&C will have indirect controlling interest in ALPS and, as such, the Transaction may result in an “assignment” (as such term is defined under the 1940 Act) of the Prior Distribution Agreement;

WHEREAS, under the 1940 Act, an assignment includes any direct or indirect transfer of a controlling block of an entity’s voting securities and, as a result of an assignment, the Prior Distribution Agreement may be deemed terminated; and

WHEREAS, in light of the possible assignment and change in control of ALPS in connection with the Transaction, ALPS and the Trust wish to enter into this Agreement effective upon close of the Transaction.

NOW, THEREFORE, in consideration of the mutual promises and undertakings herein contained, the parties agree as follows.

1.	Appointment. The Trust hereby appoints ALPS to provide the distribution services set forth in the Prior Distribution Agreement, attached hereto as Exhibit 1.

2.	Incorporation. Except as provided below in Section 3, all terms, conditions, representations, warranties and covenants contained in the Prior Distribution Agreement, attached hereto as Exhibit 1, are incorporated herein by reference.

3.	Conflicts.

(a)	To the extent any defined term within the main body of this Agreement (“Main Body”; for the avoidance of doubt, the term “Main Body” excludes Exhibit 1 and any future exhibit to this Agreement (each, a “Future Exhibit”)) conflicts with a defined term provided in Exhibit 1, the defined term included in the Main Body shall control and the conflicting defined term within Exhibit 1 is hereby replaced with the defined term contained within the Main Body.

(b)	To the extent there is any other conflict between the Main Body and Exhibit 1, the Main Body shall control.

(c)	To the extent there is a conflict between Exhibit 1 and a Future Exhibit, the Future Exhibit shall control.

4.	Duration and Termination of this Agreement.

(a)	Initial Term. This Agreement shall become effective as of the date first written above (the “Start Date”) and shall continue thereafter throughout the period that ends two (2) years after the Start Date (the “Initial Term”).

(b)	Renewal Term. If not sooner terminated, this Agreement shall renew at the end of the Initial Term and shall thereafter continue for successive annual periods, provided such continuance is specifically approved at least annually (i) by the Trust’s Board of Trustees or (ii) by a vote of a majority of the outstanding voting securities of the relevant Fund of the Trust, provided that in either event the continuance is also approved by the majority of the Trustees of the Trust who are not interested persons (as defined in the 1940 Act) of any party to this Agreement by vote cast in person at a meeting called for the purpose of voting on such approval. If a plan under Rule 12b-1 of the 1940 Act is in effect (where applicable), continuance of the plan and this Agreement must be approved at least annually by a majority of the Trustees of the Trust who are not interested persons (as defined in the 1940 Act) and have no financial interest in the operation of such plan or in any agreements related to such plan, cast in person at a meeting called for the purpose of voting on such approval.

(c)	This Agreement is terminable on sixty (60) days’ written notice by the Trust’s Board of Trustees, by vote of the holders of a majority of the outstanding voting securities of the relevant Fund of the Trust, or by ALPS.

(d)	Deliveries Upon Termination. Upon termination of this Agreement, ALPS agrees to cooperate in the orderly transfer of distribution duties and shall deliver to the Trust or as otherwise directed by the Trust (at the expense of the Trust) all records and other documents made or accumulated in the performance of its duties for the Trust hereunder. In the event ALPS gives notice of termination under this Agreement, it will continue to provide the services contemplated hereunder after such termination at the contractual rate for up to 120 days, provided that the Trust uses all reasonable commercial efforts to appoint such replacement on a timely basis.

5.	Assignment. This Agreement will automatically terminate in the event of its assignment (as defined in the 1940 Act). This Agreement shall not be assignable by the Trust without the prior written consent of ALPS.

6.	Amendments. This Agreement may only be amended by the parties in writing.

7.	Governing Law. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Colorado and the 1940 Act and the rules thereunder. To the extent that the laws of the State of Colorado conflict with the 1940 Act or such rules, the latter shall control.

8.	Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

9.	Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties and supersedes all prior agreements and understandings relating to the subject matter hereof; provided, however, that ALPS may embody in one or more separate documents its agreement, if any, with respect to delegated duties and oral instruction.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ALPS VARIABLE INVESTMENT TRUST

By:	/s/ Jeremy Held
Name:	Jeremy Held
Title:	President

ALPS PORTFOLIO SOLUTIONS DISTRIBUTOR, INC.

By:	/s/ Steven B. Price
Name:	Steven B. Price
Title:	Senior Vice President & Director of Distribution Services

EXHIBIT 1

[Prior Distribution Agreement]

DISTRIBUTION AGREEMENT

AGREEMENT dated as of April 30, 2013, between ALPS Variable Investment Trust (the “Trust”), an open-end, management investment company organized as a trust under the laws of the State of Delaware, having its principal place of business at 1290 Broadway, Suite 1100, Denver, CO 80203, and ALPS Portfolio Solutions Distributor, Inc., a Colorado corporation and a registered broker-dealer under the Securities Exchange Act of 1934, having its principal place of business at 1290 Broadway, Suite 1100, Denver, Colorado 80203 (the “Distributor”).

WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended, presently consisting of the portfolios listed in Schedule A, attached hereto (the “Portfolios”); and

WHEREAS, the Trust wishes to employ the services of the Distributor in connection with the promotion and distribution of the shares of each Portfolio (the “Shares”).

NOW, THEREFORE, in consideration of the mutual promises and undertakings herein contained, the parties agree as follows:

1.       Documents — The Trust has furnished or will furnish, upon request, the Distributor with copies of the Trust’s Declaration of Trust, advisory agreement, custodian agreement, transfer agency agreement, administration agreement, current prospectus, and statement of additional information, and all forms relating to any plan, program or service offered by each Portfolio. The Trust shall furnish, within a reasonable time period, to the Distributor a copy of any amendment or supplement to any of the above-mentioned documents. Upon request, the Trust shall furnish promptly to the Distributor any additional documents necessary or advisable to perform the Distributor functions hereunder. As used in this Agreement the terms “registration statement”, “prospectus” and “statement of additional information” shall mean any registration statement, prospectus and statement of additional information filed by the Trust with the Securities and Exchange Commission (“SEC”) and any amendments and supplements thereto that are filed with the SEC.

2.       Sales of Shares — The Trust grants to the Distributor the right to sell the Shares as agent on behalf of the Trust, during the term of this Agreement, subject to the registration requirements of the Securities Act of 1933, as amended (the “1933 Act”), the Investment Company Act of 1940, as amended (the “1940 Act”) and of the laws governing the sale of securities in the various states (“Blue Sky Laws”), under the terms and conditions set forth in this Agreement. The Distributor shall have the right to sell, as agent on behalf of the Trust, the Shares covered by the registration statement, prospectus and statement of additional information for the Portfolios then in effect under the 1933 Act and 1940 Act.

3.       Sales of Shares by the Trust — The rights granted to the Distributor shall be nonexclusive in that the Trust reserves the right to sell Shares to investors on applications received and accepted by the Trust.

4.       Public Offering Price – Except as otherwise noted in a Portfolio’s current prospectus and/or statement of additional information, all Shares sold to investors by the Distributor or the Trust will be sold at the public offering price. The public offering price for all accepted subscriptions will be the net asset value per Share, as determined in the manner described in the applicable Portfolio’s current prospectus and/or statement of additional information. The Trust shall in all cases receive the net asset value per Share on all sales. If a fee in connection with shareholder redemptions is in effect, such fee will be paid to the applicable Portfolio.

5.       Suspension of Sales — The Trust reserves the right to suspend sales and the Distributor’s authority to process orders for Shares on behalf of the Trust if, in the judgment of the Trust, it is in the best interests of the Trust or the applicable Portfolio to do so. Suspension will continue for such period as may be determined by the Trust.

6.       Solicitation of Sales — In consideration of these rights granted to the Distributor, the Distributor agrees to use its best efforts to solicit orders for the sale of the Shares at the public offering price and will undertake such advertising and promotion as it believes is reasonable in connection with such solicitation. The Distributor shall review and file such materials with the SEC and/or Financial Industry Regulatory Authority, Inc. (“FINRA”) to the extent required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the 1940 Act and the rules and regulations thereunder, and by the rules of FINRA. This shall not prevent the Distributor from entering into like arrangements (including arrangements involving the payment of underwriting commissions) with other issuers. The Distributor will act only on its own behalf as principal should it choose to enter into selling agreements with selected dealers or others.

7.       Authorized Representations — The Distributor is not authorized by the Trust to give any information or to make any representations other than those contained in the registration statement or prospectus and statement of additional information, or contained in shareholder reports or other material that may be prepared by or on behalf of the Trust for the Distributor’s use. Consistent with the foregoing, the Distributor may prepare and distribute sales literature or other material as it may deem appropriate in consultation with a Portfolio, provided such sales literature complies with applicable law and regulations, and is approved in writing by an officer of the Trust.

8.       Registration of Shares — The Trust agrees that it will take all action necessary to register the Shares under the 1933 Act and the 1940 Act (subject to the necessary approval of its shareholders). The Trust shall make available to the Distributor, at the Distributor’s expense, such number of copies of its prospectus and statement of additional information as the Distributor may reasonably request. The Trust shall furnish to the Distributor copies of all information, financial statements and other papers, which the Distributor may reasonably request for use in connection with the distribution of Shares of the Trust.

9.       Portfolio Expenses — Unless otherwise agreed to by the parties hereto in writing, the Distributor shall not be responsible for fees and expenses in connection with: (a) filing of any registration statement, printing and the distribution of any prospectus and statement of additional information under the 1933 Act and/or the 1940 Act and amendments prepared for use in connection with the offering of Shares for sale to the public, (b) preparing, setting in type, printing and mailing the prospectus, statement of additional information and any supplements thereto sent to existing shareholders, (c) preparing, setting in type, printing and mailing any report (including annual and semi-annual reports) or other communication to shareholders of a Portfolio, and (d) the Blue Sky registration and qualification of Shares for sale in the various states in which the officers of the Trust shall determine it advisable to qualify such Shares for sale (including registering the Trust or the Fund as a broker or dealer or any officer of the Trust as agent or salesman in any state).

10.     Use of the Distributor’s Name — Neither the Trust nor any Portfolio shall use the name of the Distributor, or any of its affiliates, in any prospectus or statement of additional information, sales literature, and other material relating to the Fund in any manner without the prior written consent of the Distributor (which shall not be unreasonably withheld); provided, however, that the Distributor hereby approves all lawful uses of the names of the Distributor and its affiliates in the prospectus and statement of additional information of any Portfolio and in all other materials which merely refer to accurate terms to their appointment hereunder or which are required by the SEC, FINRA, OCC or any state securities authority.

11.       Use of the Trust’s or a Portfolio’s Name — Neither the Distributor nor any of its affiliates shall use the name of the Trust or any Portfolio in any publicly disseminated materials, including sales literature in any manner without the prior consent of the Trust or the Portfolio, as applicable (which shall not be unreasonably withheld); provided, however, that the Trust and each Portfolio each hereby approve all lawful uses of its name in any required regulatory filings of the Distributor which merely refer in accurate terms to the appointment of the Distributor hereunder, or which are required by the SEC, FINRA, OCC or any state securities authority.

12.       Insurance — The Distributor agrees to maintain fidelity bond and liability insurance coverages which are, in scope and amount, consistent with coverages customary for distribution activities relating to the Trust. The Distributor shall notify the Trust upon receipt of any notice of material, adverse change in the terms or provisions of its insurance coverage. Such notification shall include the date of change and the reason or reasons therefor. The Distributor shall notify the Trust of any material claims against the Distributor, whether or not covered by insurance, and shall notify the Trust from time to time as may be appropriate of the total outstanding claims made by the Distributor under its insurance coverage.

13.       Indemnification — The Trust agrees to indemnify and hold harmless the Distributor and each of its directors and officers and each person, if any, who controls the Distributor within the meaning of Section 15 of the 1933 Act, against any loss, liability, claim, damages or expenses (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages or expense and reasonable counsel fees incurred in connection therewith) arising by reason of any person acquiring any Shares, based upon the ground that the registration statement, prospectus, statement of additional information, shareholder reports or other information filed or made public by the Trust (as from time to time amended) included an untrue statement of a material fact or omitted to state a material fact required to be stated or necessary in order to make the statements not misleading under the 1933 Act, the 1940 Act or any other statute or the common law. However, the Trust does not agree to indemnify the Distributor or hold it harmless to the extent that the statement or omission was made in reliance upon, and in conformity with, information furnished to the Trust by or on behalf of the Distributor. In no case (i) is the indemnity of the Trust in favor of the Distributor or any person indemnified to be deemed to protect the Distributor or any person against any liability to the Trust or its security holders to which the Distributor or such person would otherwise be subject by reason of willful misfeasance, bad faith or negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement, or (ii) is the Trust to be liable under its indemnity agreement contained in the paragraph with respect to any claim made against the Distributor or any person indemnified unless the Distributor or person, as the case may be, shall have notified the Trust in writing of the claim promptly after the summons or other first written notification giving information of the nature of the claims shall have been served upon the Distributor or any such person (or after the Distributor or such person shall have received notice of service on any designated agent). However, failure to notify the Trust of any claim shall not relieve the Trust from any liability which it may have to any person against whom such action is brought otherwise than on account of its indemnity agreement contained in this paragraph. The Trust shall be entitled to participate at its own expense in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any claims, and if the Trust elects to assume the defense, the defense shall be conducted by counsel chosen by the Trust. In the event the Trust elects to assume the defense of any suit and retain counsel, the Distributor, officers or directors or controlling person(s), defendant(s) in the suit, shall bear the fees and expenses of any additional counsel retained by them. If the Trust does not elect to assume the defense of any suit, it will reimburse the Distributor, officers or directors or controlling person(s) or defendant(s) in the suit for the reasonable fees and expenses of any counsel retained by them. The Trust agrees to notify the Distributor promptly of the commencement of any litigation or proceeding against the Trust or any of its officers in connection with the issuance or sale of any of the Shares.

The Distributor also covenants and agrees that it will indemnify and hold harmless the Trust and each of its officers and person, if any, who controls the Trust within the meaning of Section 15 of the 1933 Act, against any loss, liability, damages, claims or expense (including the reasonable cost of investigating or defending any alleged loss, liability, damages, claim or expense and reasonable counsel fees incurred in connection therewith) arising by reason of any person acquiring any Shares, based upon the 1933 Act, the 1940 Act or any other statute or common law, alleging (a) any wrongful act of the Distributor or any of its employees or (b) that any sales literature, advertisements, information, statements or representations used or made by the Distributor or any of its affiliates or employees or that the registration statement, prospectus, statement of additional information, (as from time to time amended) included an untrue statement of a material fact or omitted to state a material fact required to be stated or necessary in order to make the statements not misleading, insofar as the statement or omission was made in reliance upon, and in conformity with, information furnished to the Trust by or on behalf of the Distributor. In no case (i) is the indemnity of the Distributor in favor of the Trust or any person indemnified to be deemed to protect the Trust or any person against any liability to which the Trust or such person would otherwise be subject by reason of willful misfeasance, bad faith or negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement, or (ii) is the Distributor to be liable under its indemnity agreement contained in this paragraph with respect to any claim made against the Trust or any person indemnified unless the Trust or person, as the case may be, shall have notified the Distributor in writing of the claim promptly after the summons or other first written notification giving information of the nature of the claim shall have been served upon the Trust or any such person (or after the Trust or such person shall have received notice of service on any designated agent). However, failure to notify the Distributor of any claim shall not relieve the Distributor from any liability which it may have to the Trust or any person against whom the action is brought otherwise than on account of its indemnity agreement contained in this paragraph. In the case of any notice to the Distributor it shall be entitled to participate, at its own expense, in the defense or, if it so elects, to assume the defense of any suit brought to enforce the claim, and if the Distributor elects to assume the defense, the defense shall be conducted by counsel chosen by it and satisfactory to the Trust, to its officers and to any controlling person(s) or defendant(s) in the suit. In the event that the Distributor elects to assume the defense of any suit and retain counsel, the Trust or controlling person(s), defendant(s) in the suit, shall bear the fees and expense of any additional counsel retained by them. If the Distributor does not elect to assume the defense of any suit, it will reimburse the Trust, officers or controlling person(s), defendant(s) in the suit, for the reasonable fees and expenses of any counsel retained by them. The Distributor agrees to notify the Trust promptly of the commencement of any litigation or proceedings against the Distributor in connection with the Trust and sale of any of the Shares.

14.       Supplemental Information — The Distributor and the Trust shall regularly consult with each other regarding the Distributor’s performance of its obligations under this Agreement. In connection therewith, the Trust shall submit to the Distributor at a reasonable time in advance of filing with the SEC reasonably final copies of any amended or supplemented registration statement (including exhibits) under the 1933 Act and the 1940 Act; provided, however, that nothing contained in this Agreement shall in any way limit the Trust’s right to file at any time such amendments to any registration statement and/or supplements to any prospectus or statement of additional information, of whatever character, as the Trust may deem advisable, such right being in all respects absolute and unconditional.

The Distributor acknowledges that the only information provided to it by the Trust is that contained in the registration statement, the prospectus, the statement of additional information and reports and financial information referred to herein. Neither the Distributor nor any other person is authorized by the Trust to give any information or to make any representations, other than those contained in such documents and any sales literature or advertisements specifically approved by appropriate representatives of the Trust.

15.           Term — This Agreement shall become effective as of April 30, 2013, and shall continue until one year from such date and thereafter shall continue automatically for successive annual periods, provided such continuance is specifically approved at least annually (i) by the Trust’s Board of Trustees or (ii) by a vote of a majority of the outstanding voting securities of the relevant Portfolio of the Trust (as defined in the 1940 Act), provided that in either event the continuance is also approved by the majority of the Trustees of the Trust who are not interested persons (as defined in the 1940 Act) of any party to this Agreement by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable without penalty on sixty days’ written notice by the Trust’s Board of Trustees, by vote of the holders of a majority of the outstanding voting securities of the relevant Portfolio of the Trust or by the Distributor. This Agreement shall automatically terminate in the event of its assignment (as defined in the 1940 Act).

Upon the termination of this Agreement, the Distributor, at the Trust’s expense and direction, shall transfer to such successor as the Trust shall specify all relevant books, records and other data established or maintained by the Distributor under this Agreement.

16.           Anti-Money Laundering – The Distributor agrees to maintain an anti-money laundering program in compliance with Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA Patriot Act”) and all applicable laws and regulations promulgated thereunder. The Distributor confirms that, as soon as possible, following the request from the Trust, the Distributor will supply the Trust with copies of the Distributor’s anti-money laundering policy and procedures, and such other relevant certifications and representations regarding such policy and procedures as the Trust may reasonably request from time to time.

17.           Notice — Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by (i) telecopier (fax) or (ii) registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at the last address furnished by the other party to the party giving notice:

if to the Trust at:

1290 Broadway, Suite 1100

Denver, CO 80203

Attn: Secretary

with a copy to:

Davis Graham & Stubbs LLP

1550 17th Street, Suite 500
Denver, Colorado 80202

Attn.: Peter H. Schwartz, Esq.

if to the Distributor at:

1290 Broadway, Suite 1100

Denver, Colorado, 80203

Attn: General Counsel

or such other telecopier (fax) number or address as may be furnished by one party to the other.

18.       Confidential Information — The Distributor, its officers, directors, employees and agents will treat confidentially and as proprietary information of the Trust all records and other information relative to the Trust and to prior or present shareholders or to those persons or entities who respond to the Distributor’s inquiries concerning investment in the Portfolios, and will not use such records and information for any purposes other than performance of its responsibilities and duties hereunder. If the Distributor is requested or required by, but not limited to, depositions, interrogatories, requests for information or documents, subpoena, civil investigation, demand or other action, proceeding or process or as otherwise required by law, statute, regulation, writ, decree or the like to disclose such information, the Distributor will provide the Trust with prompt written notice of any such request or requirement so that the Trust may seek an appropriate protective order or other appropriate remedy and/or waive compliance with this provision. If such order or other remedy is not sought, or obtained, or waiver not received within a reasonable period following such notice, then the Distributor may without liability hereunder, disclose to the person, entity or agency requesting or requiring the information, that portion of the information that is legally required in the reasonable opinion of the Distributor’s counsel.

19.       Limitation of Liability — The Distributor agrees that the obligations assumed by the Trust under this contract shall be limited in all cases to the Trust and its assets. The Distributor agrees that it shall not seek satisfaction of any such obligation from the shareholders or any individual shareholder of any Portfolio. Nor shall the Distributor seek satisfaction of any such obligation from the Trustees, officers or any individual Trustee or officer of the Trust. The Distributor understands that the rights and obligations of each Portfolio of the Trust under the Trust’s Declaration of Trust are separate and distinct from those of any and all other Portfolios.

Any obligations of the Trust entered into in the name or on behalf thereof by any of the Trustees or officers, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees or officers, shareholders, or representatives of the Trust personally, but bind only the Trust property, and all persons dealing with any Series of Shares of the Trust must look solely to the Trust property belonging to such Portfolio for the enforcement of any claims against the Trust.

20.       Miscellaneous — Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof. This Agreement shall be construed, interpreted, and enforced in accordance with and governed by the laws of the State of Colorado. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may not be changed, waived, discharged or amended except by written instrument that shall make specific reference to this Agreement and which shall be signed by the party against which enforcement of such change, waiver, discharge or amendment is sought. This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

All activities by the Distributor and its agents and employees as distributor of the Shares shall comply with all applicable laws, rules and regulations including, without limitation, all rules and regulations made or adopted by the SEC or any securities association registered under the Exchange Act.

The Distributor will promptly transmit any orders received by it for purchase, redemption or exchange of the Shares to the Trust’s transfer agent.

IN WITNESS WHEREOF, the Trust has executed this instrument in its name and behalf, and the Distributor has executed this instrument in its name and behalf, as of the date and year first above written.

ALPS VARIABLE INVESTMENT TRUST (formerly, Financial Investors Variable Insurance Trust)		ALPS PORTFOLIO SOLUTIONS DISTRIBUTOR, INC.

By:	/s/ Thomas A. Carter	By:	/s/ Jeremy O. May
Name:	Thomas A. Carter	Name:	Jeremy O. May
Title:	President, Chief Executive Officer	Title:	Executive Vice President

Schedule A

Ibbotson Conservative ETF Asset Allocation Portfolio

Ibbotson Income and Growth ETF Asset Allocation Portfolio

Ibbotson Balanced ETF Asset Allocation Portfolio

Ibbotson Growth ETF Asset Allocation Portfolio

Ibbotson Aggressive Growth ETF Asset Allocation Portfolio

Ibbotson MVP ETF Portfolio

ALPS/Alerian Energy Infrastructure Portfolio

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